EXHIBIT 99.1

OILTANKING PARTNERS ANNOUNCES ARGO AS PRESIDENT AND CEO

AND HYMEL AS VICE PRESIDENT AND CFO;

OILTANKING HOLDING TO RETAIN TEXAS CITY TERMINAL

HOUSTON, October 6, 2014 — Oiltanking Partners, L.P. (NYSE: OILT) (the “Partnership”) today announced that Laurie H. Argo has been appointed as President and Chief Executive Officer of the Partnership’s general partner effectively immediately. Donna Y. Hymel has been appointed as Chief Financial Officer of the Partnership’s general partner.

Ms. Argo has served as Vice President, NGL Fractionation, Storage and Unregulated Pipelines for Enterprise Products Partners L.P. since January 2014, managing a group of assets which generate over a billion dollars per year in gross operating margin. From 2005 until January 2014, Ms. Argo held positions in the NGL and Natural Gas Processing businesses for Enterprise, where her responsibilities included the commercial and financial management of four joint venture companies. Ms. Argo has 18 years of experience in the energy industry. Prior to joining Enterprise, Ms. Argo worked for San Diego Gas and Electric Company in San Diego, California from 2001-2004, and PG&E Gas Transmission, a subsidiary of PG&E Corporation, in Houston, Texas, from 1997-2000.

Ms. Hymel previously served as Controller and principal accounting officer of the Partnership’s general partner since March 2011. She has also served as Controller of Oiltanking Holding Americas, Inc. (“OTA”) since January 2001. Mrs. Hymel joined OTA in April of 1995 as the Controller for Oiltanking Houston L.P. Since that time, she has served as Corporate Secretary and Treasurer for various OTA and Partnership entities. Prior to joining OTA, she worked at BDO USA, LLP from January 1988 to April 1995 as an audit manager. Mrs. Hymel is a Certified Public Accountant (CPA).

Kenneth F. Owen has resigned as President and Chief Executive Officer. Jonathan Z. Ackerman and Brian C. Brantley have resigned as Vice President and Chief Financial Officer and Vice President, General Counsel and Secretary, respectively, of the Partnership’s general partner.

During its Inaugural Analyst Day presentation on June 24, 2014, the Partnership indicated that it was evaluating the purchase of a marine and storage terminal in Texas City, Texas owned by an affiliate of OTA, which would potentially be completed in late 2014 or early 2015. In a press release on October 1, 2014, OTA announced that it would retain its ownership and operation of its terminal in Texas City, Texas; therefore, the Partnership is no longer evaluating the purchase of this asset.

Oiltanking Partners, L.P. is engaged in the marine terminalling, storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. The Partnership’s assets are located along the Gulf Coast of the United States on the Houston Ship Channel and in Beaumont, Texas. The Partnership’s general partner is wholly-owned by an affiliate of Enterprise Products Partners L.P. (NYSE: EPD). For more information, visit www.oiltankingpartners.com.

Contact Information:

For Investors:

Mark Buscovich

Manager, FP&A and IR

ir@oiltankingpartners.com

(855) 866-6458

For Media:

Rick Rainey

Vice President

rrainey@eprod.com

(713) 381-3635